Filed Pursuant to Rule 424(b)(5)

File No. 333-130411

PROSPECTUS SUPPLEMENT

(to Prospectus dated April 19, 2006)

$33,156,000

7.5% Convertible Senior Notes due April 30, 2011

This prospectus supplement relates to the sale of up to $33,156,000 aggregate principal amount of our 7.5% Convertible Senior Notes due 2011. We will pay interest on the notes on April 30 and October 31 of each year. The first interest payment will be made on October 31, 2006. The notes will be senior in right of payment to our 5.75% Convertible Subordinated Notes due 2008, our 5.75% Convertible Senior Subordinated Notes due 2008 and our 4% Convertible Senior Subordinated Notes due 2010, and equal in right of payment to our 6.75% Convertible Senior Notes due 2010.

Interest is payable on the notes at a rate of 7.5% per annum, payable at our option in cash, common stock or some combination of cash and common stock having a fair market value equal to the interest payment due.

The notes are convertible at the option of the holder into shares of our common stock at any time before their maturity unless we have previously repurchased or redeemed them. The notes will be due on April 30, 2011. The conversion rate is 478.519 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances, which is equivalent to an initial conversion price of approximately $2.09 per share.

Subject to certain conditions, the notes will automatically convert if, at any time after June 15, 2006 and prior to maturity, the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. We will pay a make-whole amount to the holders of the notes upon any such automatic conversion.

On or after April 30, 2009, we have the right to redeem some or all of the notes for cash at any time, at a redemption price equal to par value plus accrued and unpaid interest to, but not including, the redemption date.

In the event of certain changes in control, holders may require us to repurchase their notes at a repurchase price equal to par value plus accrued and unpaid interest to, but not including, the repurchase date, if any, plus, in certain circumstances, a make-whole amount.

For a more detailed description of the notes, see “ Description of Notes” beginning on page S-12.

Our common stock is quoted on the Nasdaq National Market under the symbol “CTIC”. On April 24, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $1.83.

Investing in the notes involves a high degree of risk. See “ Risk Factors” beginning on page S-6.

	Per Note	Minimum Offering	Maximum Offering
Public Offering Price (1)	100%	$0	$33,156,000
Underwriting Discount and Commissions	4%	$0	$1,326,240
Proceeds to Cell Therapeutics, Inc. before expenses	96%	$0	$31,829,760

(1)	Plus accrued interest, if any.

Delivery of the notes in book entry form will be made on or about April 27, 2006.

The notes are being offered by CRT Capital Group LLC, which we sometimes refer to in this prospectus supplement as the underwriter, and other participating broker/dealers. The underwriter is not obligated to take or pay for any of the notes and is not obligated to sell a minimum number of securities if any are sold. The underwriter is required to use only its best efforts to sell the maximum number of securities offered ($33,156,000 principal amount). The underwriter has an option to purchase up to an additional $4,973,400 aggregate principal amount of notes from us to cover over-allotments of the notes. The offering will end on the date that any notes the underwriter agrees to purchase have been sold, including any notes to be offered pursuant to the exercise of the underwriter’s over-allotment option. There is no arrangement to place the funds received from this offering in an escrow, trust or similar account. We do not expect the lack of such an arrangement to have a material effect on investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated April 25, 2006

Prospectus Supplement

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or related prospectus or to which we have referred you. You must not rely on any unauthorized information or representations. This prospectus supplement and related prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and related prospectus is current only as of its date, and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and related prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of 7.5% Convertible Senior Notes due 2011 and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about the shares of our common stock issuable upon conversion of the notes and other securities we may offer from time to time under our shelf registration statement, some of which may not apply to the 7.5% Convertible Senior Notes due 2011. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and contained or incorporated by reference in the accompanying prospectus. We have not authorized and the underwriter has not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, our 7.5% Convertible Senior Notes due 2011 only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and contained or incorporated by reference in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” in the accompanying prospectus.

S-i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus, you should carefully consider the risk factors contained in and incorporated by reference into this prospectus supplement and accompanying prospectus when evaluating an investment in our common stock. This prospectus supplement and accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including:

•	any projections of earnings, revenues or other financial items;

•	any statements of the plans and objectives of management for future operations;

•	any statements concerning proposed new products or services;

•	any statements regarding future operations, plans, regulatory filings or approvals;

•	any statements on plans regarding proposed or potential clinical trials or new drug filing strategies;

•	any statements concerning proposed new products or services, any statements regarding pending or future mergers or acquisitions; and

•	any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing.

In some cases, forward-looking statements can be identified by the use of terminology such as “may”, “will”, “expects”, “plans”, “anticipates”, “estimates”, “potential”, or “continue” or the negative thereof or other comparable terminology. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from these projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including, but not limited to, the risk factors set forth in this prospectus supplement and accompanying prospectus. All forward-looking statements and reasons why results may differ included in this prospectus supplement and accompanying prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

This prospectus supplement and accompanying prospectus contains and incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

S-ii

SUMMARY

The following summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the related prospectus. The following summary does not contain all the information that you should consider before investing in the notes. To understand this offering fully, you should read this entire prospectus supplement and related prospectus carefully, including the financial statements and the documents that we have incorporated by reference into this prospectus. Unless otherwise indicated, “CTI,” “Company,” “we,” “us,” “our” and similar terms refer to Cell Therapeutics, Inc. and its subsidiaries.

Our Company

We develop, acquire and commercialize novel treatments for cancer. Our goal is to build a leading biopharmaceutical company with a diversified portfolio of proprietary oncology drugs. Our research, development, acquisition and in-licensing activities concentrate on identifying and developing new, less toxic and more effective ways to treat cancer. We are developing XYOTAX, paclitaxel poliglumex, for the treatment of non-small cell lung cancer, or NSCLC, and ovarian cancer. Our STELLAR 2, 3, and 4 phase III clinical studies for XYOTAX did not meet our primary endpoint of superior overall survival. However, we believe a pooled analysis of STELLAR 3 and 4 demonstrates a statistically significant survival advantage among women receiving XYOTAX when compared to women or men receiving standard chemotherapy. A survival advantage for women over men was also demonstrated in a first-line phase II clinical trial of XYOTAX and carboplatin, known as the PGT2O2 trial, supporting the potential benefit observed in the STELLAR first-line trials. We believe the lack of safe and effective treatments for women with advanced first-line NSCLC who are performance status 2 represents an unmet medical need. We plan to submit a new drug application, or NDA, with the U.S. Food and Drug Administration, or FDA, for XYOTAX as first-line monotherapy for women with advanced NSCLC who have poor performance status (PS2) based on data from the pooled analysis of our STELLAR 3 and 4 first-line trials and our PGT2O2 study. To support this application, we have initiated an additional study, known as the PIONEER, or PGT3O5, study, for XYOTAX as first-line monotherapy in PS2 women with NSCLC, with a target of having interim results available from this study at the time of FDA review of that NDA, as an alternative to waiting for the completion of the study. In Europe, we plan to submit a marketing authorization application, or MAA, based on a non inferior survival and improved side effect profile which we believe was demonstrated in our STELLAR 2, 3, and 4 pivotal trials. We will need additional positive input from the scientific committee of the European Medicines Agency, or EMEA, prior to submitting an MAA on this basis. We are developing pixantrone, a novel anthracycline derivative, for the treatment of non-Hodgkin’s lymphoma, or NHL. We are targeting an interim analysis from our ongoing phase III study of pixantrone late in the second quarter of 2006, and depending on the results of this analysis, a second interim analysis may be performed in the second half of 2006. We also are developing CT-2 106, polyglutamate camptothecin, which is in the phase II component of a phase I/Il trial in combination with 5FU/LV for the treatment of colorectal cancer relapsing following FOLFOX therapy and a phase II trial in ovarian cancer. In the first half of 2005, we commenced a cost savings initiative, including a reduction of workforce, in an effort to conserve capital and focus on programs with the greatest near term commercial potential.

Concurrent Exchange Agreement

Concurrently with the consummation of the offering of the notes, we expect to enter into an Exchange Agreement (the “Exchange Agreement”) with certain holders (the “Existing Holders”) of our 5.75% Convertible Senior Subordinated Notes due 2008 (the “Senior Subordinated Notes”) and our 5.75% Convertible Subordinated Notes due 2008 (the “Subordinated Notes”). Pursuant to the Exchange Agreement, the Existing Holders and the Company will exchange approximately $39.5 million aggregate principal amount of our Senior Subordinated Notes currently held by the Existing Holders and approximately $1.2 million aggregate principal amount of our Subordinated Notes held by the Existing Holders for approximately $33.2 million aggregate principal amount of the same series of notes issued by the Company in this offering. The notes issued to the Existing Holders pursuant to the Exchange Agreement will not be registered under the Securities Act and will not be freely tradable, but will be subject to our obligation to register such notes and the shares of common stock issuable upon conversion of such notes for resale under a Form S-3 or other applicable form. The closing of this notes offering is conditioned, in part, upon the closing of the Exchange Agreement.

Other Information

We were incorporated in Washington in 1991. Our principal executive offices are located at 501 Elliott Avenue West, Seattle, Washington 98119. Our telephone number is (206) 282-7100. Our website can be found at www.cticseattle.com. We make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and amendments to such filings, as soon as reasonably practicable after each is electronically filed with, or furnished to, the Securities and Exchange Commission, or the SEC.

“CTI” and “XYOTAX” are our proprietary marks. All other product names, trademarks and trade names referred to in this Form 10-K are the property of their respective owners.

The Offering

The following is a brief summary of some of the terms of the notes and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of the terms of the notes, see the “Description of Notes” section in this prospectus supplement.

Securities Offered	$33,156,000 aggregate principal amount of 7.5% Convertible Senior Notes due April 30, 2011, which does not include up to an additional $4,973,400 aggregate principal amount of notes that the underwriter has the option to purchase to cover over-allotments.

Issuer	Cell Therapeutics, Inc.

Maturity	April 30, 2011

Offering Price	100% of the aggregate principal amount.

Interest	Interest is payable on the notes at a rate of 7.5% per annum, payable at our option in cash, common stock or some combination of cash and common stock having a fair market value equal to the interest payment due, semi-annually on April 30 and October 31 of each year, beginning October 31, 2006. For the purposes of this provision, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the interest payment date.

Conversion	You will have the option to convert the notes into shares of our common stock at a conversion rate of 478.519 shares of common stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $2.09 per share. The conversion rate is subject to adjustment as described more fully in the “Description of Notes—Conversion Rights.”

You may convert the notes at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes, provided, that if a note is subject to redemption, you will be entitled to convert the note at any time before the close of business on the date immediately preceding the date fixed for redemption. See “Description of Notes—Conversion Rights.”

Optional Redemption	Prior to April 30, 2009, we will not have the right to redeem any notes at our option. On or after April 30, 2009, we may redeem some or all of the notes for cash at any time at a redemption price equal to par plus accrued and unpaid interest to, but not including, the redemption date. See “Description of Notes—Conversion Rights.”

Automatic Conversion	Subject to certain conditions, the notes will automatically convert if, at any time after June 26, 2006 and prior to maturity, the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period.

Repurchase at Option of Holders Upon a Change in Control	Upon certain changes in control (as defined in the indenture), you will have the right, subject to certain conditions and restrictions, to require us to repurchase your notes, in whole or in part, at 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. The repurchase price is payable, at our option, in cash, common stock or a combination of cash and common stock. However, we, or the successor entity in the change in control transaction, may pay the repurchase price in common stock only if the conditions provided in the indenture governing the notes are satisfied. If the repurchase price is paid in common stock, the common stock shall be equal to 95% of the average of the volume-weighted average price per share of our common stock for each of the five consecutive trading days ending on the trading day immediately preceding the repurchase date. A change in control could be an event of default under our senior debt. See “Description of Notes—Repurchase at Option of Holders Upon a Change in Control.”

Make-Whole Payment	Upon any automatic conversion of the notes, or if you exercise your right to require us to repurchase your notes in connection with a non-stock change of control (as defined in the indenture), we will pay to you an amount equal to $225 per $1,000 principal amount of your notes so converted or repurchased less the amount of any interest paid on such notes prior to the conversion or repurchase date. This payment may be made in cash, common stock or some combination of cash and common stock. For the purposes of this provision, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the conversion or repurchase date. No make-whole amount shall be payable upon any conversion, repurchase or redemption of the notes other than in connection with an automatic conversion of the notes or repurchase of the notes in connection with a non-stock change of control as set forth in the indenture governing the notes.

Ranking	The notes will rank pari passu in right of payment with all existing and future senior indebtedness, including our existing 6.75% Convertible Senior Notes due 2010. The notes will be senior to our existing 5.75% Convertible Subordinated Notes due 2008, our 5.75% Convertible Senior Subordinated Notes due 2008 and our 4% Convertible Senior Subordinated Notes due 2010. The notes will also be structurally subordinated in right of payment to the liabilities of our subsidiaries. The indenture governing the notes restricts our incurrence of indebtedness and our subsidiaries’ incurrence of indebtedness. See “Description of Notes—Ranking.”

Global Note: Book Entry System	The notes will be issued only in fully registered form without interest coupons and in minimum denominations of $1,000. The notes will be evidenced by one or more global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company (DTC). Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of Notes—Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”

Use of Proceeds	We intend to use the proceeds from this offering for general corporate purposes, including without limitation the preparation and filing of new drug applications, preclinical and clinical trials, research and development and general working capital. See “Use of Proceeds.”

Covenants	We have agreed not to incur or suffer to exist, and to not permit our subsidiaries to incur or suffer to exist (i) any indebtedness that is structurally senior or senior by its terms to these notes, or (ii) secured indebtedness, in an aggregate principal amount for both clauses (i) and (ii) exceeding $10,000,000 unless, in the case of clause (ii) these notes are equally and ratably secured with such secured indebtedness, except that we may incur liens or encumbrances in connection with biopharmaceutical licensing and/or partnering arrangements without any such limitations.

Nasdaq Shareholder Approval	Any payments of interest or make-whole amounts made in common stock will comply with Nasdaq shareholder approval rules.

Blocker Provision	We will not knowingly effect any conversion of any of these notes or make any interest payment or make-whole payment in shares of our common stock in respect of any of these notes, and you will not have the right to convert any portion of these notes, in any such case to the extent that after giving effect to such conversion or payment you would beneficially own 9.5% or more of the number of shares of our common stock outstanding immediately after giving effect to such conversion or payment. To the extent that this blocker provision prevents us from issuing to you sufficient shares of our common stock to satisfy in full any conversion or interest or make-whole payment obligation, we shall issue to you a number of warrants with an exercise price of zero, or zero strike price warrants, equal to the number of shares of our common stock that we are precluded by the terms of this blocker provision from issuing to you. Such zero strike price warrants shall have an expiration date of April 30, 2011 and will themselves contain provisions similar to this blocker provision.

Events of Default	The following will be events of default under the indenture for the notes:

• we fail to pay the principal of or any premium on the notes when due, whether or not the payment is prohibited by the indenture’s subordination provisions;

• we fail to pay any interest on the notes when due and that default continues for 30 days, whether or not the payment is prohibited by the indenture’s subordination provisions;

• we fail to give the notice that we are required to give if there is a change in control, whether or not the notice is prohibited by the indenture’s subordination provisions;

•      we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

•      we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our significant subsidiaries in excess of $10 million if the indebtedness is not discharged and such failure continues for 30 days or more, or, if such indebtedness has been accelerated and such acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

• certain events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc. and its significant subsidiaries specified in the indenture.

See “Description of Notes—Events of Default.”

Sinking Fund	None.

Nasdaq National Market Symbol for Our Common Stock	CTIC

We can provide no assurance for the liquidity of or trading markets for the notes. Our common stock is listed on the Nasdaq National Market under the symbol “CTIC.”

Risk Factors

You should read the “Risk Factors” section, beginning on page S-6 of this prospectus supplement, so that you understand the risks associated with an investment in the notes.

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement before deciding to invest in the notes. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. In that case, the trading price of our securities could decline.

Risks Related To Our Business and the Securities Markets

Please see the information provided under the heading “Risk Factors” on page 16 of our Annual Report on Form 10-K filed March 16, 2006, which is incorporated by reference herein.

Risks Related To The Notes

The notes will be subordinated to all of our existing and future secured indebtedness.

The notes will be unsecured and effectively subordinated in right of payment to all our existing and future secured indebtedness to the extent of the value of the assets secured by such assets. The notes are equal in right of payment to all of our other existing and future senior debt, including our 6.75% Convertible Senior Notes due 2010. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the notes and other existing and future senior debt due to an event of default and in specific other events, our assets will be available to pay obligations on the notes and other existing and future senior debt only after any secured debt has been paid in full. There may not be sufficient assets remaining to pay amounts due on any of the notes that are then outstanding. The incurrence of additional secured or senior debt and other liabilities by us or our subsidiaries could impede our ability to pay obligations on the notes.

We anticipate that from time to time we will incur additional debt, including senior indebtedness. See “Description of Notes—Ranking.”

The notes are effectively subordinated to all liabilities of our subsidiaries.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors and lease obligations. Even if we were a creditor of any of our subsidiaries, our rights as creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various other business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to may payments on the notes.

We may not have sufficient funds to repurchase or redeem the notes.

At maturity, the entire outstanding principal amount of the notes and any accrued and unpaid interest will become due and payable. If we experience a change in control, each holder of the notes may require us to repurchase all or a portion of that holder’s notes. Upon any such repurchase of the notes in connection with a non-stock change of control or upon any automatic conversion of the notes, we will be required to pay holders of the notes repurchased or converted a make-whole payment in an amount equal to $225 per $1,000 principal amount of the notes less the amount of interest paid on such notes prior to the repurchase date or conversion date. Payment of principal at maturity must be in cash, while any make-whole payment or payment to repurchase notes in the event of a change of control may be made in cash, common stock or some combination of cash and common stock. At maturity, upon automatic conversion or if we experience a change in control and are unable to make any required payment in common stock, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due on the notes then outstanding.

In addition, our borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repurchases or redemptions of the notes. If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repurchasing or redeeming the notes, we could try to obtain the consent of the lenders under those arrangements to purchase the notes, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repurchase or redeem the notes. In that case, our failure to repurchase or redeem any tendered notes or notes due upon maturity would constitute an event of default under the indenture governing the notes and other indebtedness. Any such default, in turn, may cause a default under the terms of our senior debt.

We may be unable to generate sufficient cash flow from which to make payments on the notes.

We expect to incur substantial net operating losses for the foreseeable future. We may not become profitable or sustain profitability in the future. Accordingly, if we are unable to make payments in common stock pursuant to the indenture or otherwise, we may not have sufficient funds to make payments on the notes.

There is no public market for the notes which may significantly impair the liquidity of the notes.

Prior to the sale of the notes offered by this prospectus supplement and related prospectus, there has been no public market for any of the notes offered by this prospectus supplement and related prospectus, and there can be no assurance as to:

•	the liquidity of any such market that may develop

•	the ability of the holders to sell their notes or

•	the price at which the holder would be able to sell their notes

If such a market were to exist, the notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not presently intend to apply for the listing of the notes on any securities exchange or for inclusion of the notes in the automated quotation system of the NASD.

The underwriter has advised us that it presently intends to make a market in the notes. The underwriter is not obligated, however, to make a market in the notes, and any such market-making may be discontinued at any time at the sole discretion of the underwriter. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

The notes may not be rated or may receive a lower rating than anticipated.

We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce the rating of the notes in the future, the market price of the notes and our common stock may be adversely affected.

If you convert any notes, the value of the common stock you receive may fluctuate significantly.

The market price of our common stock has fluctuated significantly and may continue to do so in the future. For the 12 months ended March 31, 2006, the closing sale price of our common stock has ranged from a low of $1.79 to a high of $4.05 per share. Because the notes are convertible into shares of common stock, fluctuations in the stock price may affect the trading price of the notes. The risk of price fluctuations of our common stock also applies to holders who receive shares of common stock upon conversion of the notes. Significant fluctuations in the market price of our common stock underlying the notes may occur in response to various factors and events, including, among other things:

•	the depth and liquidity of the trading market for or our common stock

•	quarterly variations in our actual or anticipated operating results

•	changes in estimates of our financial results and prospects by securities analysts

•	market conditions in the drug industry

•	announcements and performance by our competitors

•	regulatory actions and

•	general economic conditions

In the past, our common stock has experienced volatility not necessarily related to announcements of our financial performance. Broad market fluctuations may also adversely affect the market price of the underlying common stock.

Our management has broad discretion in the allocation of the proceeds of this offering.

We have not specified precise uses for the proceeds of this offering. Our management retains broad discretion as to the allocation of the proceeds from the sale of the notes. The failure of management to apply the funds effectively could harm our business.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq National Market under the symbol “CTIC”, and effective January 2, 2004, we commenced the trading of our common stock on the Nuovo Mercato in Italy, also under the ticker symbol “CTIC.” The following table sets forth, for the periods indicated, the high and low reported sales prices per share of the common stock, as reported on the Nasdaq National Market, our principal trading market.

	High	Low
2004
First Quarter	$10.25	$7.80
Second Quarter	9.43	6.75
Third Quarter	7.43	4.55
Fourth Quarter	8.62	5.69
2005
First Quarter	$10.85	$3.49
Second Quarter	4.05	2.47
Third Quarter	3.49	2.47
Fourth Quarter	2.83	2.10
2006
First Quarter	$2.34	$1.79
Second Quarter (through April 24, 2006)	2.02	1.69

On April 24, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $1.83 per share. As of March 31, 2006, there were approximately 269 shareholders of record of our common stock.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since inception. We currently intend to retain all of our cash and any future earnings to finance the growth and development of our business and therefore do not expect to pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant.

LEGAL PROCEEDINGS

Please see the information provided under the heading “Legal Proceedings” on page 28 of our Annual Report on Form 10-K filed March 16, 2006, which is incorporated by reference herein.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes we are offering will be approximately $31,218,510 after deducting the estimated underwriting discounts and commissions and other estimated expenses of this offering payable by us ($36,092,974 million if the underwriter exercises its over-allotment option in full).

We intend to use the net proceeds from this offering primarily for general corporate purposes, including without limitation and in order of priority:

•	the preparation and filing of new drug applications;

•	preclinical and clinical trials;

•	research and development; and

•	general working capital.

Our board of directors has broad discretion in determining how the proceeds of this offering will be applied. The timing and amount of our actual expenditures cannot be precisely determined at this time.

Until we use the net proceeds of this offering, we intend to invest the funds in investment grade, interest-bearing obligations.

CAPITALIZATION

The following table provides information regarding our capitalization:

•	as reflected in our consolidated financial statements as of December 31, 2005; and

•	as adjusted to reflect this offering (assuming that the underwriter’s over-allotment option is not exercised).

You should read this table in conjunction with our consolidated financial statements, the related notes thereto and the information provided under the heading “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” beginning on page 35 of our Annual Report on Form 10-K filed on March 16, 2006, which is incorporated by reference herein.

(in thousands, except share data)	Actual	As Adjusted (1)
Long-term obligations, less current portion:
6.75% Convertible Senior Notes due 2010 (2)(3)	$79,000	$79,000
5.75% Convertible Senior Subordinated Notes due 2008	66,929	27,411
4% Convertible Senior Subordinated Notes due 2010	55,150	55,150
5.75% Convertible Subordinated Notes due 2008	29,640	28,490
7.5% Convertible Senior Notes due 2011	—	66,312
Other long-term obligations (4)	7,884	7,884

Total long-term obligations	238,603	264,247
Shareholders’ equity:
Preferred Stock, no par value, 10,000,000 shares authorized, none issued or outstanding
Series C Preferred Stock, 100,000 shares designated, none issued or outstanding	—	—
Common Stock, no par value, 200,000,000 shares authorized; 73,421,721 issued and outstanding (5)	721,544	721,544

(1)	Giving effect to the Exchange Agreement, pursuant to which we will issue approximately $33.2 million aggregate principal amount of the same series notes issued by us in this offering in exchange for approximately $39.5 million aggregate principal amount of our 5.75% Convertible Senior Subordinated Notes due 2008 and approximately $1.2 million aggregate principal amount of our 5.75% Convertible Subordinated Notes due 2008 currently held by the Existing Holders.

(2)	Of the $79,000,000 aggregate principal amount of our 6.75% Convertible Senior Notes due 2010 outstanding as of December 31, 2005, $6,900,000 was classified as a current liability.

(3)	Does not give effect to conversions of our 6.75% Convertible Senior Notes due 2010 which occurred after December 31, 2005. As of March 31, 2006, $62,750,000 aggregate principal amount of our 6.75% Convertible Senior Notes due 2010 had been converted into 23,868,213 shares of our common stock.

(4)	Includes deferred revenue of $558,000.

(5)	Outstanding common stock does not include (a) 6,114,785 shares issuable upon exercise of options outstanding, (b) 894,006 shares reserved for future stock option grants and restricted stock awards under our stock option plan, (c) 244,959 shares authorized for issuance under our employee stock purchase plan, and (d) 11,649,853 shares issuable upon conversion of the 5.75% Convertible Senior Subordinated Notes due 2008, the 5.75% Convertible Subordinated Notes due 2008 and the 4% Convertible Senior Subordinated Notes due 2010. Outstanding common stock also does not include 22,727,103 shares issued upon conversion of our 6.75% Convertible Senior Notes due 2010 between December 31, 2005 and March 31, 2006, or other issuances of common stock and securities convertible into or exchangeable for common stock since December 31, 2005.

DESCRIPTION OF NOTES

The 7.5% Convertible Senior Notes due 2011 will be issued under, and will be governed by, an indenture, to be dated as of the date we consummate the offer, between us and U.S. Bank National Association, as trustee. A copy of the form of indenture will be made available to prospective investors in the notes upon request to us at our address shown under the heading “Where You Can Find More Information” in the related prospectus.

The following summary of certain provisions of the notes and the indenture does not describe every aspect of the notes and the indenture, and is qualified in its entirety by reference to all of the provisions of the notes and the indenture, including the definitions therein of certain terms which are not otherwise defined in this prospectus supplement. Wherever particular provisions or defined terms of the indenture (or of the form of note which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

General

The notes will be our general, unsecured obligations. The notes will be senior in right of payment, which means that they rank in right of payment equal to our 6.75% Convertible Senior Notes due 2010 and certain of our other senior indebtedness as described below, but are senior in right of payment to our 5.75% Convertible Subordinated Notes due 2008, our 5.75% Convertible Senior Subordinated Notes due 2008 and our 4% Convertible Subordinated Notes due 2010. The notes will mature after our 6.75% Convertible Senior Notes due 2010. This offering is limited to $33,156,000 aggregate principal amount of the notes, plus up to an additional $4,973,400 aggregate principal amount of notes that the underwriter has the option to purchase to cover over-allotments. We are required to repay the full principal amount of the notes on April 30, 2011.

The notes will bear interest at the annual rate of 7.5% from the date of issuance of the notes. We will pay interest twice a year, on each April 30 and October 31 beginning October 31, 2006, until the principal is paid or made available for payment or the notes have been converted. We will pay interest to the persons in whose name the note is registered at the close of business on the immediately preceding March 31 or September 30, as the case may be, which we refer to as a regular record date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the notes is payable, at our option, in cash, common stock or some combination of cash and common stock having a fair market value equal to the interest payment due. For the purposes of payment in common stock, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the interest payment date. Any such payment in common stock shall be in compliance with Nasdaq shareholder approval rules.

You may convert the notes into shares of our common stock at any time before the close of business on April 30, 2011, unless the notes have been previously redeemed or repurchased. The initial conversion rate for the notes is 478.519 shares of common stock per $1,000 principal amount of notes. This conversion rate is equivalent to a conversion price of approximately $2.09 per share. The conversion rate is subject to adjustment as described below. Holders of notes submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for repurchase.

Prior to April 30, 2009, we will not have the right to redeem any notes at our option. On or after April 30, 2009, we shall have the right to redeem some or all of the notes for cash at any time. Such redemption will be at a price equal to the par value of the notes plus accrued and unpaid interest to, but not including, the redemption date.

Subject to certain conditions, the notes will automatically convert if, at any time after June 15, 2006, and prior to maturity, the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period.

If we experience a change in control, as described below, you will have the right to require us to repurchase your notes as described below under “—Repurchase at Option of Holders Upon a Change in Control.”

Upon any automatic conversion of the notes, or if you exercise your right to require us to repurchase your notes in connection with a non-stock change of control (as defined in the indenture), we will pay to you an amount equal to $225 per $1,000 principal amount of your notes so converted or repurchased less the amount of any interest paid on such notes prior to the conversion or repurchase date. This payment may be made in cash, common stock or some combination of cash and common stock having a fair market value equal to the interest payment due. For the purposes of payment in common stock, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the conversion or repurchase date. Any such payment in common stock shall be in compliance with Nasdaq shareholder approval rules.

No “sinking fund” is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples thereof.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York. Until we designate otherwise, our office or agency will be the trustee’s corporate trust office presently located in the Borough of Manhattan, The City of New York.

The notes will initially be evidenced by one or more global notes that will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

•	DTC has notified us that it is unwilling or unable to continue as depository for the global note or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention permanently to cease business or does in fact do so; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any notes issued in exchange for the global note will be registered.

So long as the notes are registered in the name of Cede & Co. as nominee for DTC, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot receive notes registered in such holder’s name if they are represented by the global notes;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global notes;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers can only own securities in physical, certificated form. These laws may limit your ability to acquire interest in the notes and to transfer or encumber your beneficial interests in the global note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appears and the only way the transfer of those interests can be made will be on the records kept by DTC (for its participants’ interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same day funds settlement system, and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

So long as DTC through Cede & Co. is the sole registered holder of the notes, we will make payments of interest on, and the redemption or repurchase price of, the global note only to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We will make these payments by wire transfer of immediately available funds or in shares of Common Stock on each payment date.

We have been informed that, with respect to any payment of interest on, principal of, or repurchase price of, the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global notes held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge or otherwise encumber their interest in the note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC’s policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The trustee and we have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

You may, at your option, convert the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the note has been previously redeemed or repurchased. If the notes are called for redemption, you may convert your notes at any time before the close of business on the business day immediately preceding the date fixed for redemption. In each case, the initial conversion rate is equal to 478.519 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $2.09 per share. The conversion rate is subject to adjustment as described below.

You can convert the note by delivering the note to the trustee’s corporate trust office, accompanied by a duly signed and completed notice of conversion, a copy of which is attached to the indenture and may be obtained from the trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC’s rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fractional shares, and the trustee shall deliver the certificate(s) to the conversion agent for delivery to the holder of the note being converted. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable.

If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note that is subsequently surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next interest payment date. To correct for this resulting overpayment of interest, we will require that any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for conversion, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the conversion or repurchase between the regular record date and the close of business on the next interest payment date.

In addition, if we distribute rights or warrants (other than those referred to in clause (2) below) pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion (which we refer to in this offering circular as the “conversion shares”), a number of rights or warrants to be determined as follows:

•	if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we refer to in this offering circular as the “distribution date”), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion in accordance with the terms and provisions of, and applicable to, the rights or warrants; and

•	if such conversion occurs after such distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such note was convertible immediately prior to such distribution date would have been entitled on such distribution date in accordance with the terms and provisions of, and applicable to, the rights or warrants.

No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of a note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the conversion date.

If you deliver a note for conversion, you will not be required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

The conversion rate is subject to adjustment if, among other things:

(1)	there is a dividend or other distribution payable in common stock on shares of our common stock;

(2)	we issue to all holders of common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the indenture, of our common stock; however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur;

(3)	we subdivide, reclassify or combine our common stock;

(4)	we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above;

•	dividends and distributions paid in cash (except as set forth in paragraphs (5) and (6) below); and

•	distributions upon a merger or consolidation as discussed below;

(5)	we make a distribution consisting exclusively of cash (excluding portions of distributions referred to in clause (4) above and cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock if the aggregate amount of the distribution combined together with (A) other such all cash distributions to all holders of our common stock made within the preceding 365-day period in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; or

(6)	the successful completion of a tender offer made by us or any of our subsidiaries for our common stock that involves aggregate consideration that, together with (A) any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock concluded within the 365-day period preceding the completion of such tender offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all cash distributions referred to in paragraph (5) above to all holders of common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

To the extent that our rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See the section of the related prospectus entitled “Description of Capital Stock.” If we implement a new rights plan, we will be required under the indenture to provide that the holder of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

We reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. Any such increase in the conversion rate shall be in compliance with Nasdaq shareholder approval rules. We will not be required to make any adjustment to the conversion rate until the cumulative required adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments.

If we merge into or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have had to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

Ranking

The payment of the principal of, and premium, if any, and interest on the notes, and any amounts payable upon the repurchase of the notes, will be equal in right of payment to the extent set forth in the indenture to the payment of our senior debt, as defined in the indenture.

With respect to the notes, “senior debt” means the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and rent payable on or in connection with and all fees, costs, claims, expenses and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

•	our 6.75% Convertible Senior Notes due 2010;

•	all our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other similar instrument whether or not the recourse of the lender is to all of our assets or to only a portion;

•	all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including, without limitation, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments;

•	bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof;

•	all our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements, or any personal property included as part of any such lease, which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property, whether or not such lease transaction is characterized as an operating lease or capitalized lease in accordance with generally accepted accounting principles;

•	all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all our obligations with respect to letters of credit, bank guarantees, bankers’ acceptances and similar facilities, including related reimbursement obligations;

•	all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•	all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for any indebtedness or obligation described in the bullets above.

Senior debt will not include:

•	our 5.75% Convertible Subordinated Notes due 2008;

•	our 5.75% Convertible Senior Subordinated Notes due 2008;

•	our 4% Convertible Senior Subordinated Notes due 2010;

•	any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the notes;

•	accounts payable or other accrued liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; or

•	any indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

The notes will be effectively subordinated to all liabilities, including trade payables and lease obligations, and preferred stock of any of our subsidiaries. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and preferred shareholders, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any security interest in the subsidiary’s assets and any indebtedness of the subsidiary senior to that which we hold, at least to the extent of the collateral for such indebtedness.

The indenture limits our ability and the ability of our subsidiaries to incur certain future indebtedness.

Negative Covenants

We have agreed that we will not, and will not permit any of our subsidiaries to, incur or suffer to exist (i) any indebtedness that is structurally senior or senior by its terms to these notes, or (ii) secured indebtedness, in an aggregate principal amount for both clauses (i) and (ii) exceeding $10,000,000 unless, in the case of clause (ii) these notes are equally and ratably secured with such secured indebtedness; provided, however, that liens or encumbrances in favor of strategic partners granted in connection with biopharmaceutical licensing and/or partnering arrangements are not subject to this restriction.

Blocker Provision

We will not (i) effect any conversion of any of these notes, and you will not have the right to convert any portion of these notes, or (ii) make any interest payment or make-whole payment in shares of our common stock in respect of any of these notes, in either case to the extent that after giving effect to such conversion or payment you would beneficially own 9.5% or more of the number of shares of our common stock outstanding immediately after giving effect to such conversion or payment. To the extent that this blocker provision prevents us from issuing to you sufficient shares of our common stock to satisfy in full any conversion or interest or make-whole payment obligation, we shall issue to you a number of zero strike price warrants equal to the number of shares of our common stock that we are precluded by the terms of this blocker provision from issuing to you. Such zero strike price warrants shall have an expiration date of April 30, 2011 and will themselves contain provisions similar to this blocker provision.

Optional Redemption

Prior to April 30, 2009, we will not have the right to redeem the notes at our option. On or after April 30, 2009, we may redeem the notes in whole or in part in cash at any time prior to maturity at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Automatic Conversion

Subject to certain conditions, the notes will automatically convert if, at any time after June 26, 2006 and prior to maturity, the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. We will deliver a notice of automatic conversion to the holders not more than 30 but not less than 20 days prior to the automatic conversion date.

We may only effect an automatic conversion if the shares issuable upon such automatic conversion of the notes are freely transferable pursuant to the requirements of the Securities Act.

Repurchase at Option of Holders Upon a Change in Control

If a change in control occurs, you will have the right, at your option, to require us to repurchase all of your notes not called for redemption, or any portion of the principal amount of your notes that is equal to $1,000 or any greater integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued (including any additional interest then due) and premiums, if any, to the repurchase date.

At our option, instead of paying the repurchase price in cash, we, or the successor entity in the change in control transaction, may pay the repurchase price in cash, common stock or in a combination of cash and common stock, such common stock to be equal to 95% of the average of the volume weighted average price per share of our common stock for the five consecutive trading days ending on the trading day immediately preceding the repurchase date. We may only pay the repurchase price in common stock if the conditions provided in the indenture are satisfied. Because the number of shares of common stock to be delivered to holders of notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our common stock after we have given notice of the occurrence of the change in control and prior to the repurchase date, the value of the shares of common stock on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash. Any such payment in common stock shall be in compliance with Nasdaq shareholder approval rules.

Within 30 days after the occurrence of a change in control, we or the trustee will mail you notice of the change in control and of your repurchase right arising as a result of the change in control. We will also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver, on or before the 30th day (or such greater period as may be required by applicable law) after the date of our notice, irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which that right is being exercised. We are required to make the repurchase on a date that is no later than 45 days after your notice to the trustee.

A change in control will be deemed to have occurred at such time, after the original issuance of the notes, any of the following occurs:

•	any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, (1) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Cell Therapeutics, Inc.’s capital stock entitling that person to exercise more than 50% of the total voting power of all shares of Cell Therapeutics, Inc.’s capital stock entitled to vote generally in elections of directors; however, any acquisition by Cell Therapeutics, Inc., any of its subsidiaries or any of our employee benefit plans will not trigger this provision or (2) succeeds in having sufficient of its nominees (who are not supported by a majority of the then current board of directors) elected to the board of directors of Cell Therapeutics, Inc. such that such nominees, when added to any existing directors remaining on the board of directors after such election who are affiliates of or acting in concert with such person, shall constitute a majority of the board of directors;

•	Cell Therapeutics, Inc. consolidates with or merges with or into any other person or another person merges into Cell Therapeutics, Inc., except if the transaction satisfies any of the following:

•	the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Cell Therapeutics, Inc.’s capital stock and (B) pursuant to which holders of Cell Therapeutics, Inc.’s common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest of the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction; or

•	the transaction is a merger effected only to change Cell Therapeutics, Inc.’s jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of Cell Therapeutics, Inc.’s common stock only into shares of common stock of Cell Therapeutics, Inc. or another corporation; or

•	Cell Therapeutics, Inc. conveys, transfers, sells, leases or otherwise disposes of all or substantially all of its assets to another person.

However, a change in control will not be deemed to have occurred if the average of the closing price per share of Cell Therapeutics, Inc.’s common stock for any five trading days within (1) the period of ten consecutive trading days ending immediately after the later of the change in control and the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock allowing any person or entity to exercise 50% of the total voting power of all shares of capital stock entitled to vote generally in the elections of directors, or (2) the period of ten consecutive trading days ending immediately before the change in control, in the case of change in control relating to either (i) any person or entity having its nominees who are not supported by the then current board of directors constitute a majority of the board of directors or (ii) a merger, consolidation or asset sale, in each case, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days.

For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate; and

•	whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

Any repurchase of notes arising as a result of the change in control will be made in compliance with all applicable laws, rules and regulations, including, if applicable Regulation 14E under the Securities Exchange Act of 1934 and the rules thereunder and all other applicable federal and state securities laws. To the extent the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not be deemed to cause a breach of our obligations under the indenture.

We may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender or by private agreement. Any note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered may not be reissued or resold and will be canceled promptly.

The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of Cell Therapeutics, Inc.’s assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of Cell Therapeutics, Inc.’s assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could cause an event of default or be prohibited or limited by the terms of senior debt. As a result, any repurchase of the notes in cash would, absent a waiver, be prohibited under the indenture’s subordination provisions until the senior debt is paid in full. Further, we may not have the financial resources, or would be unable to arrange financing, to pay the repurchase price for all the notes that holders seeking to exercise their repurchase right deliver to us. If we were to fail to repurchase the notes when required following a change in control, an event of default would occur, whether or not such repurchase is permitted by the indenture’s subordination provisions. Any such default may, in turn, cause a default under our senior debt. For more details, see below under “Description of Notes—Subordination.”

Make-Whole Payment

Upon any automatic conversion of the notes, or if you exercise your right to require us to repurchase your notes in connection with a non-stock change of control, we will pay to you an amount equal to $225 per $1,000 principal amount of your notes so converted or repurchased less the amount of any interest paid on such notes prior to the conversion or repurchase date. This payment may be made in cash, common stock or some combination of cash and common stock. For the purposes of this provision, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the conversion or repurchase date. No make-whole amount shall be payable upon any conversion or redemption of the notes other than in connection with an automatic redemption of the notes or repurchase of the notes in connection with a non-stock change of control as set forth in the indenture governing the notes.

Mergers and Sales of Assets

Without the consent of the holders of the notes, Cell Therapeutics, Inc. may not consolidate with or merge into any other person, or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person, and Cell Therapeutics, Inc. may not permit any person to consolidate with or merge into Cell Therapeutics, Inc. or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to Cell Therapeutics, Inc., unless each of the following requirements is met:

•	Cell Therapeutics, Inc. is the surviving person or the person formed by the consolidation or into which Cell Therapeutics, Inc. is merged or the person to which its properties and assets are conveyed, transferred, sold or leased, is (1) a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia or (2) organized under the laws of a jurisdiction outside the U.S. and has common stock or American Depositary Shares representing such common stock traded on a national securities exchange in the U.S., including The Nasdaq Stock Market, Inc. and, in each case, if other than Cell Therapeutics, Inc., expressly assumes the due and punctual payment of the principal of, any premium, and interest (and liquidated damages, if any) on the notes and the performance of our other covenants under the indenture; and

•	immediately after giving effect to that transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	other conditions described in the indenture are met.

Upon any consolidation or merger or any transfer of all or substantially all of Cell Therapeutics, Inc.’s assets, the successor corporation formed by such consolidation or into which Cell Therapeutics, Inc. is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, Cell Therapeutics, Inc. under the indenture with the same effect as if such successor corporation had been named in the indenture as Cell Therapeutics, Inc., and Cell Therapeutics, Inc. shall be released from the obligations under the notes and the indenture except with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

The following are “events of default” under the indenture:

•	we fail to pay principal of or any premium on any note when due, whether or not the payment is prohibited by the indenture’s subordination provisions;

•	we fail to pay any interest on any note when due and that default continues for 30 days, whether or not the payment is prohibited by the indenture’s subordination provisions;

•	we fail to give the notice that we are required to give if there is a change in control, whether or not the notice is prohibited by the indenture’s subordination provisions;

•	we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

•	we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our significant subsidiaries, if any, in excess of $10 million if the indebtedness is not discharged and such failure continues for 30 days or more, or, if such indebtedness has been accelerated, such acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

•	certain events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc. and its significant subsidiaries specified in the indenture.

Subject to the provisions of the indenture relating to the trustee’s duties, if an event of default exists, the trustee will not be obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless they have offered to the trustee reasonable indemnity. Subject to such trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the indenture, and the trustee may take any other action the trustee deems proper which is not inconsistent with such direction.

If an event of default, other than an event of default arising from events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc., occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration if all events of default, other than the non-payment of principal of the notes which have become due solely because of the acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc. occurs and is continuing, then the principal of, and accrued interest (and liquidated damages, if any) on, all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

You do not have any right to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy under the indenture, unless:

•	you have given the trustee written notice of a continuing event of default;

•	the registered holders of at least 25% of the aggregate principal amount of all outstanding notes have made a written request of the trustee to take action because of the default and have furnished reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action;

•	the trustee shall not have taken action for 60 days after receiving such notice and offer of indemnification; or

•	the trustee has not received any direction inconsistent with such written request from the holders of a majority of the aggregate principal amount of all outstanding notes during such 60-day period.

These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest (and liquidated damages, if any) on, a note, or the repurchase price payable for a note on or after the due dates for such payments, or of the right to convert the note in accordance with the indenture.

We will furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

The indenture contains provisions permitting us and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders of the notes. With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, we and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders, provided, that no such modification may, without the consent of each holder affected thereby:

•	change the stated maturity of the principal or interest of any note;

•	reduce the principal amount, any premium or interest on any note;

•	reduce the amount payable on any note upon a redemption at our option;

•	amend or modify our obligation to make or consummate a repurchase offer upon a change in control after our obligation to make a change in control repurchase offer arises;

•	change the place or currency of payment on any note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	modify the subordination provisions in a manner that is adverse to the holder of any notes;

•	adversely affect the right of any holder of notes to convert its notes;

•	reduce the percentage of holders whose consent is needed to modify, amend or waive any provision in the indenture; or

•	modify the provisions dealing with modification and waiver of the indenture, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of a majority in principal amount of the outstanding notes may waive our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding notes may waive any past default, except a default in the payment of principal, any premium, interest or the repurchase price.

Notes will not be considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

Replacement of Notes

We will replace, at the holders’ expense, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

No Personal Liability of Shareholders, Officers, Directors and Employees

No direct or indirect shareholder, officer, director or employee, as such, past, present or future of CTI, or any successor entity, shall have any personal liability in respect of our obligations under the indenture or the notes solely by reason of his or its status as such shareholder, officer, director or employee.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

The trustee for the holders of notes issued under the indenture will be U.S. Bank National Association. If an event of default occurs, and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of notes, unless they have offered the trustee reasonable security or indemnity.

Absence of Public Market; Transfer Restrictions

There is no existing market for the notes and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of holders to sell their notes or at what price holders of the notes will be able to sell their notes. Future trading prices of the notes will depend upon many factors including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. The underwriters have informed us that they intend to make a market in the notes offered hereby; however, the underwriters are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the notes. We do not intend to apply for listing of the notes on any securities exchange. See “Underwriting.”

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted or which is paid as interest on the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes and common stock. In addition, this discussion is limited to purchasers of notes who will hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

All purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for U.S. federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the United States under an applicable income tax treaty), (ii) an entity taxed as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is any beneficial holder of a note or common stock other than a U.S. Holder or a foreign or domestic entity taxed as a partnership for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes or common stock, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted or which is paid as interest on the notes.

Interest

As described above, the notes provide that we may pay stated interest on the notes by delivering shares of our common stock equal to the number obtained by dividing the interest due by 95% of the average of the volume weighted average price per share of our common stock price for each of the five consecutive trading days immediately preceding the interest payment date. If we elect this option, the amount of interest received by a U.S. Holder of a note on any interest payment date may not exactly equal the note’s stated return. It is possible that the IRS could seek to analyze the U.S. federal income tax consequences of owning a note under Treasury Regulations governing contingent payment debt instruments (the “Contingent Payment Debt Regulations”). As discussed below under “Potential Contingent Payment Debt Treatment,” we intend to take the position that the Contingent Payment Debt Regulations do not apply to the notes. The discussion in this section assumes such regulations do not apply to the notes.

The stated interest on the notes will be includable in a U.S. Holder’s gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of tax accounting. In addition, if any interest is paid in our common stock, a U.S. Holder’s interest income will be equal to the fair market value of the stock received on the payment date.

Potential Contingent Payment Debt Treatment

For purposes of the Contingent Payment Debt Regulations, a payment is not a contingent payment if the payment is subject to a remote or incidental contingency. A contingency is “remote” if there is a remote likelihood that the contingency will occur. A contingency is “incidental” if the potential amount of the payment under all reasonably anticipated market conditions is insignificant relative to the total expected payments on the debt instrument. Payments on a debt instrument are not contingent merely because the instrument is convertible into stock of the issuer.

We intend to take the position that the possibility of payment of one or more interest payments in stock is incidental. The IRS could, however, adopt a different position and assert that contingent original issue discount should be imputed on the notes, and such position could potentially be sustained. If such position were sustained, these rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. If we actually do exercise our option to pay in stock, the notes may be deemed reissued with a new payment schedule which could have a similar result of increasing the amount includible in income by U.S. Holders.

Our determination that a contingency is incidental is generally binding on all holders. Our position in this regard is binding on each U.S. Holder (but not the IRS) unless such U.S. Holder explicitly discloses a contrary position on a statement attached to its timely filed U.S. federal income tax return for the year in which the note is acquired.

Conversion of Notes Into Our Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into our common stock and fractional shares, if any, except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted, which will generally be equal to the amount paid for the note (as adjusted, as discussed below) plus any amounts paid in connection with a conversion representing interest at the time of such conversion (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

Sale, Exchange, Repurchase, Redemption or Retirement of the Notes

Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege for our common stock), repurchase solely for cash, redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received and (ii) such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder and less any amortized premium (as discussed below), plus any market discount previously included into income. Subject to the market discount rules (also discussed below), any such gain or loss recognized on the sale, exchange, repurchase solely for cash, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held for more than 12 months at the time of the sale or exchange. Generally, long-term capital gain for individuals is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

If upon a change of control, a U.S. Holder requires us to repurchase some or all of such holder’s notes and we elect to pay the repurchase price solely with shares of our common stock, and if the notes are “securities” for U.S. federal income tax purposes, the holder would generally not recognize any gain or loss on the exchange. If the U.S. Holder receives cash in lieu of a fractional share of common stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The U.S. Holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The U.S. Holder’s aggregate basis in the common stock received in exchange for the notes (including any fractional share for which cash is paid) would equal his adjusted basis in the note. The U.S. Holder’s holding period for the common stock so received would include the period during which the holder held the note. If a U.S. Holder exchanges notes in connection with a change of control, and we deliver a combination of cash and common stock in satisfaction of our repurchase obligation, assuming that the notes are “securities” for U.S. federal income tax purposes, a U.S. Holder will generally not recognize loss, but will generally recognize capital gain, if any, on the notes so exchanged in an amount equal to the lesser of the amount of (i) gain “realized” (i.e., the excess, if any, of the fair market value of the common stock received upon exchange plus cash received over the adjusted tax basis in the notes tendered in exchange therefor) or (ii) cash received. Such gain will generally be long-term if the U.S. Holder’s holding period in respect of such note is more than one year. A U.S. Holder’s tax basis in the common stock received should generally equal the adjusted tax basis in notes tendered in exchange therefore, decreased by the cash received, and increased by an amount of gain recognized. A U.S. Holder’s holding period in the common stock received upon exchange of notes will include the holding period of the notes so exchanged. If the notes are not “securities” for U.S. federal income tax purposes, then the exchange would be subject to the general rules for exchanges described in the preceding paragraph. It is not entirely clear whether the notes constitute “securities” for this purpose and holders of notes should consult their own tax advisors in this regard.

Market Discount

U.S. Holders who did not purchase notes at the original issue price as part of their original issuance may be affected by the market discount provisions of the Code. For this purpose, and subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note (which is its stated principal amount) exceeds a U.S. Holder’s adjusted tax basis in the note when purchased. Subject to a limited exception, these provisions generally require that if a U.S. Holder acquires a note at a market discount, such holder would include as ordinary income upon the disposition, conversion into common stock, retirement or gift of that note an amount equal to the lesser of (i) the gain realized upon the disposition, conversion into common stock or retirement or, in the case of a gift, the appreciation in the notes, and (ii) the accrued market discount on that note at the time of disposition, conversion into common stock, maturity or gift, unless such U.S. Holder elects to include accrued market discount in income over the remaining life of the note. The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at a U.S. Holder’s election, under a constant yield method. If a U.S. Holder acquires a note at a market discount and does not elect to include accrued market discount in income over the life of the note, such holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. The rules regarding market discount are complex, and U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Premium

If a U.S. Holder purchases a note at a premium over its stated principal amount, plus accrued interest, such holder generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant yield method. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized premium, which reduces a U.S. Holder’s basis in the note, can only offset interest income on a note and may not be deducted against other income. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The rules regarding premium are complex, and U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

The Common Stock

Distributions (including constructive distributions), if any, paid on the common stock that a U.S. Holder receives upon conversion of a note or as interest paid on a note generally will constitute a taxable dividend, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder’s adjusted tax basis in the shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder’s adjusted tax basis in the shares, the distribution will be taxable as capital gain. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. For taxable years beginning before January 1, 2009, dividends received by non-corporate shareholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain provided certain holding period requirements are satisfied.

The conversion rate of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in a taxable dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion rate, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in our earnings and profits or assets, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize dividend income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock in our earnings and profits or assets generally will be treated as a distribution to such holders, taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. Generally, long-term capital gain of non-corporate shareholders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Information with respect to interest on the notes, dividends paid on our common stock and proceeds from the sale or other disposition of the notes and our common stock may be required to be reported to U.S. Holders and to the IRS. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations.

A U.S. Holder may be subject to backup withholding (currently at a rate of 28%) with respect to interest paid on the notes, distributions paid on our common stock, or with respect to proceeds received from a sale or other disposition of the notes or our common stock. Backup withholding will not apply, however, if the U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules. To establish status as an exempt person, a U.S. Holder will generally be required to provide certification on IRS Form W-9.

U.S. Holders should consult their own tax advisor regarding their qualification for an exemption from backup withholding and the procedures of obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

For purposes of withholding tax on dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, should qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if such holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, at least 10 percent of the total combined voting power of all classes of our stock entitled to vote, or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us.

Even if the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might not be subject to withholding tax at a 30 percent rate, or might be subject to withholding tax at a reduced rate, under the terms of a tax treaty between the U.S. and the Non-U.S. Holder’s country of residence.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the Non-U.S. Holder certifies its nonresident status. A Non-U.S. Holder can generally meet this certification requirement by providing an accurate and complete Form W-8BEN or appropriate substitute or successor form under penalties of perjury to us or our paying agent. The portfolio interest exception, described above, may not apply if the interest is U.S. trade or business income. In such case, a Non-U.S. Holder will be subject to U.S. federal income tax on receipt of interest that is U.S. trade or business income; and, if the Non-U.S. Holder is a corporation, a U.S. branch profits tax equal to 30 percent of its “effectively connected earnings and profits,” subject to adjustments, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Dividends

In general, dividends paid or constructive dividends deemed paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30 percent rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates, but are not generally subject to the 30 percent withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Conversion

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into our common stock and fractional shares, if any. However, cash received in lieu of a fractional share will be subject to U.S. federal income tax in the manner described below under “Certain United States Federal Income Tax Considerations—Non-U.S. Holders—Sale, Exchange, Retirement or Redemption of Notes or Common Stock.”

Sale, Exchange, Repurchase, Retirement or Redemption of Notes or Common Stock

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange (other than a conversion of notes into our common stock and fractional shares, if any), repurchase, retirement or redemption of a note or common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.

Backup Withholding and Information Reporting

Information may be required to be reported to Non-U.S. Holders and to the IRS concerning the amount of any interest paid on the notes and any dividends paid on our common stock. Under current U.S. federal income tax law, backup withholding tax (at the rate of 28%) will not apply to interest payments on the notes and dividend payments on our common stock if the required certifications of exempt status are received, provided in each case that the payor, including a bank or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee is a nonexempt person.

Under the Treasury regulations, payments on the sale, exchange or other disposition of notes or our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S.

trade or business for a specified three-year period, a foreign partnership with significant U.S. ownership or, if at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business, or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption. Backup withholding may apply if the sale is subject to information reporting and the broker has actual knowledge that the beneficial owner is a U.S. person.

The information reporting and backup withholding rules will apply to payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption.

Non-U.S. Holders should consult their own tax advisors regarding the application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under the current Treasury regulations. Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by such holder to the IRS.

The preceding discussion of certain U. S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

We have engaged CRT Capital Group LLC to use its best efforts to find purchasers for any or all of the $33,156,000 notes offered in this offering as the underwriter of the notes. CRT Capital Group LLC is not obligated to take or pay for any of the notes. The public offering price of the notes will be determined by negotiations between CRT Capital Group LLC and us. As compensation for their services, we have agreed to pay CRT Capital Group LLC a selling commission. CRT Capital Group LLC will receive a selling commission payable in cash of 4.0% of the total public offering price of the notes sold in the offering.

We have granted CRT Capital Group LLC a 30-day option to purchase up to $4,973,400 aggregate principal amount of notes from us to cover over-allotments of the notes.

The following table shows the per share and total selling commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional $4,973,400 aggregate principal amount of the notes.

	Per Note	Without Option	With Option
Public offering price	$1,000	$33,156,000	$38,129,400
Selling Commissions	$40	$1,326,240	$1,525,176
Proceeds, before expenses, to us	$960	$31,829,760	$36,604,224

The purchase agreement provides that the obligations of CRT Capital Group LLC to find purchasers are subject to certain enumerated conditions. The purchase agreement further provides that we will indemnify CRT Capital Group LLC against certain liabilities, including liabilities under the Securities Act.

CRT Capital Group LLC will, after consultation with us, in their sole discretion, allocate the notes among investors. There is no minimum amount of notes that we have to sell and we may decide not to sell any notes in the offering. There will not be any escrow trust, or similar account.

CRT Capital Group LLC may, from time to time, engage in investment banking and other transactions with and perform services for us in the normal course of business. CRT Capital Group LLC is a securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing and financial advisory services. In the ordinary course of CRT Capital Group LLC’s trading, brokerage and financing activities, CRT Capital Group LLC or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for CRT Capital Group LLC’s own account or the accounts of customers, in debt or equity securities or senior loans of the Company or its competitors or any other company that may be involved in a securities transaction.

In order to comply with the securities laws of some states, if applicable, the notes and our common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

We have been advised that CRT Capital Group LLC intends to make a market in the notes but is not obligated to do so and may discontinue market making at any time without notice. The notes are a new issue of securities with not established trading market. We cannot give any assurance as to the liquidity of the trading market for the notes.

CRT Capital Group LLC has advised us that, pursuant to Regulation M under the Securities Act of 1933, as amended, it may engage in transactions involving our notes and common stock, including stabilizing bids, short sales and purchases to cover positions created by short sales. Short sales involve the sale of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These transactions may have the effect of stabilizing or maintaining the market price of our notes and common stock at a level above that which might otherwise prevail in the open market. CRT Capital Group LLC has advised us that these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over the counter market or otherwise.

LEGAL MATTERS

The validity of the issuance of the Cell Therapeutics, Inc. securities offered by this prospectus supplement and accompanying prospectus will be passed upon for Cell Therapeutics, Inc. by O’Melveny & Myers LLP, San Francisco, California.

PROSPECTUS

$150,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

From time to time, we may sell any of the securities listed above.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus, the information incorporated by reference and any prospectus supplement carefully before you invest.

Our common stock is quoted on the Nasdaq National Market under the symbol “CTIC.”

The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq National Market or any securities exchange or market of the securities covered by the prospectus supplement.

Investing in our securities involves significant risks, which we describe in our annual report on Form 10-K for the fiscal year ended December 31, 2005 and in other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2006

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any applicable prospectus supplement is current only as of its date, and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, we may sell common stock, preferred stock, debt securities or warrants in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” before buying securities in this offering.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospectus may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

This prospectus contains and incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

i

SUMMARY

The following is a summary of this prospectus. The following summary does not contain all the information that you should consider before investing in the notes. You should read this entire prospectus carefully, including the documents that we have incorporated by reference into this prospectus. Unless otherwise indicated, “CTI,” “Company,” “we,” “us,” “our” and similar terms refer to Cell Therapeutics, Inc. and its subsidiaries.

Our Company

We develop, acquire and commercialize novel treatments for cancer. Our goal is to build a leading biopharmaceutical company with a diversified portfolio of proprietary oncology drugs. Our research, development, acquisition and in-licensing activities concentrate on identifying and developing new, less toxic and more effective ways to treat cancer. We are developing XYOTAX, paclitaxel poliglumex, for the treatment of non-small cell lung cancer, or NSCLC, and ovarian cancer. Our phase III clinical studies for XYOTAX did not meet our primary endpoint of superior overall survival. However, in a pooled analysis of our STELLAR 3 and 4 pivotal trials, woman receiving XYOTAX for first-line treatment of NSCLC had statistically significant improvement in median, 1 year and overall survival compared to women receiving standard first-line chemotherapy. In addition, a phase II clinical trial that we reported in September 2005 demonstrated a survival advantage for women receiving XYOTAX as first-line therapy for NSCLC when compared to men. We, therefore, plan to submit a new drug application, or NDA, with the U.S. Food and Drug Administration, or FDA, for XYOTAX as first-line monotherapy for women with advanced NSCLC who have poor performance status (PS2) based on data from the pooled analysis of our STELLAR 3 and 4 first-line trials. To support this indication, we also have initiated an additional study for XYOTAX as first-line monotherapy in PS2 women with NSCLC with a target of having interim results available at the time of FDA review of that NDA, as an alternative to waiting for the completion of the study. In Europe, we plan to submit a marketing authorization application, or MAA, based on non inferior survival and improved side effect profile demonstrated in our first-line pivotal trials. We will need additional positive input from the Scientific Advisory Working Group of the European Medicines Agency, or EMEA, prior to submitting an MAA on these bases. We are developing pixantrone, a novel anthracycline derivative, for the treatment of non-Hodgkin’s lymphoma, or NHL. We are targeting an interim analysis from our ongoing phase III study late in the second quarter of 2006. We also are developing CT-2106, polyglutamate camptothecin, which is in a phase I/II trial for the treatment of colorectal cancer and a phase II trial in ovarian cancer. In the first half of 2005, we commenced a cost savings initiative, including a reduction of workforce, in an effort to conserve capital.

We were incorporated in Washington in 1991. Our principal office is located at 501 Elliott Avenue West, Suite 400, Seattle, WA 98119. Our telephone number is (206) 282-7100. Our world wide web address is http://www.cticseattle.com. Information on our website does not constitute part of this prospectus. “CTI” and “XYOTAX” (formerly referred to as PG-TXL) are our proprietary marks. All other product names, trademarks and trade names referred to in this prospectus are the property of their respective owners.

The Securities We May Offer

We may offer shares of our common stock, preferred stock and various series of debt securities and warrants to purchase such securities with a total value of up to $150 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•	conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Each holder of common stock is entitled to one vote for each share held on all other matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock. We may issue shares of our preferred stock from time to time. The board of directors has the authority, without action by the shareholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. We have designated 100,000 shares of our preferred stock as Series C preferred stock in November 1996 in connection with the adoption of a shareholder rights plan as described below under “Description of Capital Stock — Shareholder Rights Plan”.

We will fix the rights, preferences and privileges of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock that we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the Securities and Exchange Commission.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

The warrants will be evidenced by a warrant certificate issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of warrant agreements and warrants certificates relating to warrants for the purchase of common stock, preferred stock and debt securities have been filed as exhibits to the registration statement of which this prospectus is a part, and complete warrant agreements and warrant certificates containing the terms of warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the Securities and Exchange Commission.

Financial Ratios

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges(1)	—	—	—	—	—

(1)	For the purposes of computing ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, were insufficient to cover fixed charges by $80,273, $49,903, $130,031, $252,298 and $102,505 (in thousands) respectively.

RISK FACTORS

Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed under “Risk Factors” in the applicable prospectus supplement and in our subsequent annual reports on Form 10-K and quarterly reports on 10-Q incorporated by reference into this prospectus, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors contained in and incorporated by reference into this prospectus when evaluating an investment in our common stock. This prospectus and the documents incorporated by reference into this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including:

•	any projections of earnings, revenues or other financial items;

•	any statements of the plans and objectives of management for future operations;

•	any statements concerning proposed new products or services;

•	any statements regarding future operations, plans, regulatory filings or approvals;

•	any statements on plans regarding proposed or potential clinical trials or new drug filing strategies;

•	any statements concerning proposed new products or services, any statements regarding pending or future mergers or acquisitions; and

•	any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing.

In some cases, forward-looking statements can be identified by the use of terminology such as “may”, “will”, “expects”, “plans”, “anticipates”, “estimates”, “potential”, or “continue” or the negative thereof or other comparable terminology. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from these projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including, but not limited to, the risk factors set forth in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities hereby primarily for clinical development of drug candidates, as well as commercialization activities and general corporate purposes, including working capital and research expenses. In addition, we may use some of the net proceeds to hire additional personnel. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. We also might use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated articles of incorporation, as amended, and all applicable provisions of Washington law.

General

We are authorized to issue 200,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of the close of business on December 31, 2005, there were 73,421,721 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of the company without further action by the shareholders.

We designated 100,000 shares of our preferred stock as Series C preferred stock in November 1996 in connection with the adoption of a shareholder rights plan as described below.

No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-takeover Effects of Provisions of Washington Law and our Charter and Bylaws

Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the company. Chapter 23B.17 of the Washington Business Corporation Act (the WBCA) prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of the company involving an “interested shareholder” (defined as a person or group of affiliated persons who own beneficially 20% or more of the company’s voting securities) unless the transaction is determined to be at a “fair price” or otherwise approved by a majority of the company’s disinterested directors or is approved by holders of two-thirds of the company’s outstanding voting securities, other than those held by the interested shareholder. A Washington corporation may, in its articles of incorporation, exempt itself from coverage of this provision, but the company has not done so. In addition, Chapter 23B.19 of the WBCA prohibits the company, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined as a person or group of persons who acquire 10% or more of the company’s voting securities without the prior approval of the company’s board of directors) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. The company may not exempt itself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the company.

Our board of directors is divided into three approximately equal classes of directors serving staggered three-year terms. In addition, our Amended and Restated Articles of Incorporation provide that directors may be removed from office only at a meeting of shareholders called expressly for that purpose and only for cause. Our Amended and Restated Articles of

Incorporation limit “cause” to willful misfeasance having a material adverse effect on the company or conviction of a felony, provided that any action by a director shall not constitute “cause” if, in good faith, the director believed the action to be in or not opposed to the best interests of the company or if the director is entitled to be indemnified with respect to such action under applicable law, our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or a contract with the company. Further, our Amended and Restated Bylaws require a shareholder to provide notice to the company of such shareholder’s intent to nominate a person or persons for election as directors not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders or, in the case of an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. A shareholder must also provide us with notice of such shareholder’s intent to make any proposal at an annual meeting of shareholders not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying change in control or management of our company.

Shareholder Rights Plan

On November 11, 1996, our board of directors adopted a shareholder rights plan and declared a distribution of one preferred stock purchase right (a right) for each outstanding share of common stock to shareholders of record as of the close of business November 21, 1996 and for each share of common stock issued thereafter pursuant to a rights agreement entered into on November 11, 1996 and amended November 20, 2002, between the company and Computershare Investor Services, LLC as Rights Agent (the rights agreement). In connection with the adoption of the rights agreement, we reserved for issuance 100,000 shares of series C preferred stock. The series C preferred stock will only be issued in the event rights issued pursuant to the rights agreement are exercised.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with one or more trustees. We will issue the subordinated notes under the subordinated indenture which we will enter into with one or more trustees. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale;”

•	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not harm the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase our common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with our common stock, preferred stock and/or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We have filed forms of the warrant agreements and the related warrant certificates for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summary of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of our common stock or preferred stock are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of common stock or preferred stock will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock, preferred stock or depositary shares are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock or depositary shares, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “—Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock, preferred stock or depositary shares, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not harm the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment therefor:

•	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants and preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all global securities issued under this prospectus.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

We may also sell directly to investors through subscription rights distributed to our stockholders on a pro rata basis. In connection with any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed shares of our common stock directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

The prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which the securities may be listed.

Only underwriters named in the prospects supplement are underwriters of the securities offered by the prospectus supplement.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of our securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated price, any of which may represent a discount from the prevailing market prices. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may engage in at-the-market offerings of our common stock. An at-the-market offering is an offering of our common stock at other than a fixed price to or through a market maker.

We may sell the securities directly or through agents we designate from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act.

Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of debt securities, preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of securities.

Any underwriter may engage in overallotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by O’Melveny & Myers LLP, San Francisco, California.

EXPERTS

Stonefield Josephon, Inc., independent registered public accountants, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Grant Thornton LLP, independent registered public accountants, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2003, and for each of the two years in the period ended December 31, 2003, included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 (hereinafter the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available free of charge on our web site, http://www.cticseattle.com, and may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Our common stock is listed on the Nasdaq National Market and such reports, proxy statements and other information concerning us may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

SEC rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	our Proxy Statement on Schedule 14A for our 2005 Annual Meeting of Shareholders dated April 28, 2005;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	our Current Report on Form 8-K filed on March 31, 2006;

•	our Current Report on Form 8-K filed on April 11, 2006;

•	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A/A filed with the SEC on January 10, 2003 (No. 001-12465), including any amendment or reports filed for the purpose of updating that description.

In addition, we also incorporate by reference into this prospectus additional information that we may subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Securities and Exchange Commission will be incorporated by reference into, or otherwise included in, this prospectus.

We are subject to the information and reporting requirements of the Exchange Act, and file periodic reports, proxy statements and we make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

We will provide without charge to each person, including any beneficial owner of CTI common stock, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in the prospectus but not delivered with this prospectus (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this prospectus). Requests should be directed to:

Louis A. Bianco

Executive Vice President, Finance and Administration

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100